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                                                                    EXHIBIT 99.2



     VOTING AGREEMENT, DATED AS OF MAY 16, 1999, BY CERTAIN STOCKHOLDERS OF
                 MEDICAL MANAGER CORPORATION AND SYNETIC, INC.
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                                VOTING AGREEMENT


                                       By


                  STOCKHOLDERS OF MEDICAL MANAGER CORPORATION,
                                 (Stockholders)

                                       and

                                  SYNETIC, INC.




                            Dated as of May 16, 1999
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                                VOTING AGREEMENT


                  VOTING AGREEMENT, dated as of May 16, 1999 (this "Agreement"), by the parties identified on Schedule A hereto (each, a "Stockholder" and collectively, the "Stockholders"), to and for the benefit of Synetic, Inc., a Delaware corporation ("Synetic").

                  WHEREAS, as of the date hereof, each of the Stockholders owns of record and beneficially or has the power to vote the number of shares of common stock (the "Medical Manager Common Stock"), par value $.01 per share, of Medical Manager Corporation, a Delaware corporation ("Medical Manager") set forth opposite such Stockholder's name on Schedule A hereto (such shares, together with any shares of Medical Manager Common Stock acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

                  WHEREAS, concurrently with the execution of this Agreement, Synetic, MARLIN MERGER SUB, a Delaware corporation and wholly-owned subsidiary of Synetic ("Merger Sub"), and Medical Manager are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Medical Manager (the "Merger"); and

                  WHEREAS, as a condition to the willingness of Medical Manager, Synetic and Merger Sub to enter into the Merger Agreement, Synetic has requested the Stockholders to agree, and in order to induce Synetic and Merger Sub to enter into the Merger Agreement, the Stockholders are willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

                  Section 1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, each Stockholder hereby agrees that, at the Medical Manager Stockholders' Meeting or any other meeting of the stockholders of Medical Manager, however called, and in any action by written consent of the stockholders of Medical Manager, each Stockholder will vote all of its respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Medical Manager under the Merger Agreement or which would result in any of the conditions to the Merger Agreement not being fulfilled and (c) in favor of any other matter necessary to the consummation of the
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transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Medical Manager (or any class thereof). In addition, each Stockholder agrees that it will, upon request by Synetic, furnish written confirmation, in form and substance reasonably acceptable to Synetic, of such Stockholder's vote in favor of the Merger Agreement and the Merger. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding the foregoing, this Agreement shall not limit or affect in any way any Stockholder's rights with respect to the election of directors of Medical Manager.

                  Section 2. Proxy. Each Stockholder, by this Agreement, does hereby constitute and appoint Synetic, or any nominee of Synetic, with full power of substitution, as such Stockholder's irrevocable proxy and attorney-in-fact to vote the Shares as indicated in Section 1 in the event such Stockholder fails to comply with its obligations under such section. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its Shares.

                  Section 3. Transfer of Shares. Each Stockholder represents and warrants that it has no present intention of taking action to, prior to the termination of this Agreement in accordance with the terms hereof, and shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any Shares.

                  Section 4. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Synetic with respect to itself and its ownership of its Shares as follows:

                  (a) Such Stockholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) Such Stockholder is the record or beneficial owner of its Shares and is the lawful owner of such Shares free and clear of any liens, claims, charges, encumbrances or voting agreements and commitments of every kind, other than this Agreement. Such Stockholder does not own or hold any rights to acquire any additional Shares or other securities of Medical Manager or any interest therein or any voting rights with respect to any additional Shares or any other securities of Medical Manager.

                  (c) This Agreement has been duly executed and delivered by such Stockholder.
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                                        3


                  (d) This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other similar requirements of Law affecting the enforcement of creditor's rights generally and by general principles of equity.

                  Section 5. No Solicitation. Each Stockholder agrees that it will not, nor will it authorize or permit any of its agents and representatives, other than in accordance with the Merger Agreement, to, directly or indirectly,
(a) initiate, solicit, negotiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to a Competing Transaction, (b) agree to or recommend any Competing Transaction, or
(c) engage in negotiations or discussions with any third party concerning, or provide any non-public information to any person or entity relating to, any Competing Transaction. From and after the execution of this Agreement, each Stockholder shall promptly (but in any event within 24 hours) notify Synetic after receipt of any unsolicited inquiries, offers or proposals with respect to a potential or proposed Competing Transaction (a "Competing Proposal") or any indication of interest or request for information relating to Medical Manager or its subsidiaries in connection with a Competing Proposal that such Stockholder receives in its capacity as a Stockholder of Medical Manager. Such notice to Synetic shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Notwithstanding anything to the contrary in the foregoing, nothing herein shall restrict or otherwise limit any of the Stockholders from performing their fiduciary obligations solely in their capacity as directors of Medical Manager.

                  Section 6. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with the terms thereof; provided that the provisions of Sections 7 and 8 of this Agreement shall survive any termination of this Agreement; and provided further that no such termination shall relieve any party of liability for a breach hereof prior to termination.

                  Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  Section 8.  Miscellaneous.

                  (a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly made or given upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to
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         the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance herewith):

                      if to Synetic:

                      Synetic, Inc.
                      669 River Drive
                      Elmwood Park, New Jersey  07407
                      Attention:  Charles A. Mele, Esq.
                      Facsimile:  (201) 703-3401

                      with a copy to:

                      Shearman & Sterling
                      599 Lexington Avenue
                      New York, New York  10022
                      Attention:  Creighton O'M. Condon, Esq.
                      Facsimile:  (212) 848-7179

                      if to Stockholders:

                      At the address set forth opposite such Stockholder's name on Schedule A with a copy to:

                      Akerman, Senterfitt & Eidson, P.A.
                      One Southeast Third Avenue, 28th Floor
                      Miami, Florida  33131
                      Attention:  Stephen K. Roddenberry, Esq.
                      Facsimile:  (305) 374-5095

                  (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

                  (c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement
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         so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                  (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement (except as set forth herein) without the prior written consent of the other parties hereto.

                  (e) This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the State of Delaware and the United States District Court for the State of Delaware.

                  (f) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed as of the date first written above.





                                            /s/ Michael A. Singer
                                            ------------------------------------
                                            Michael A. Singer




                                            /s/ John H. Kang
                                            ------------------------------------
                                            John H. Kang




                                            /s/ Richard W. Mehrlich
                                            ------------------------------------
                                            Richard W. Mehrlich





Agreed and Acknowledged:

SYNETIC, INC., a Delaware corporation



/s/ Jim Love
-------------------------------------
By:      Jim Love
Its:     EVP
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                                   SCHEDULE A

                                  STOCKHOLDERS

                                                                   Number of Shares of
                                                                  Medical Manager Common
   Name of Stockholder                   Address                           Stock
---------------------------              -------                         Owned of
                                                                 Record and Beneficially
                                                                 -----------------------
1.    Michael A. Singer       c/o Medical Manager Corporation            5,895,000
                              3001 N. Rocky Point Drive East,
                              Suite 400
                              Facsimile: (813) 289-6420
2.   John H. Kang             c/o Medical Manager Corporation             518,114
                              3001 N. Rocky Point Drive East,
                              Suite 400
                              Facsimile: (813) 289-6420
3.    Richard W. Mehrlich     c/o Medical Manager Corporation            1,812,783
                              3001 N. Rocky Point Drive East,
                              Suite 400
                              Facsimile: (813) 289-6420